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                      SHOPKO STORES, INC. AND SUBSIDIARIES
                EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         First Half as of                     Fiscal Years Ended
                                                  ----------------------------------------------------------------------------
                                                     July 31,        August 1,     January 30,     January 31,     February 1,
                                                      1999             1998           1999            1998            1997
                                                   (26 Weeks)       (26 Weeks)     (52 Weeks)      (52 Weeks)      (52 Weeks)
                                                  ----------------------------------------------------------------------------
          Ratio of Earnings to Fixed Charges
          -----------------------------------
          COMPUTATION OF EARNINGS

     1    Pre-tax income before extraordinary item   $   77,697     $   13,259     $    91,627    $    80,443    $      74,022
     2    Add previously capitalized
            interest amortized during the period            281            278             555            550              548
     3    Less interest capitalized
            during the period                               157             17             171              0              128
                                                    -----------     ----------     -----------    -----------    -------------
     4    Total earnings (sum of lines 1 to 3)           77,821         13,520          92,011         80,993           74,442

          COMPUTATION OF FIXED CHARGES

     5    Interest (1)                                   20,990         18,312          38,482         30,582           31,905
     6    Interest factor in rental
            expense                                       3,397          2,175           4,087          2,691            2,657
                                                    -----------     ----------     -----------    -----------    -------------
     7    Total fixed charges (sum of
          lines 5 and 6)                                 24,387         20,487          42,569         33,273           34,562

     8    TOTAL EARNINGS AND
            FIXED CHARGES (LINE 4
            PLUS LINE 7)                            $   102,208     $   34,007     $   134,580    $   114,266    $     109,004
                                                    ===========     ==========     ===========    ===========    =============
     9    Ratio (line 8 divided by line 7)                  4.2            1.7             3.2            3.4              3.2

          (1) Includes capitalized interest
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